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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectuses constituting part of this Registration Statement on Form S-1 of our report dated March 21, 1997 relating to the financial statements of Great Plains Software, Inc., which appears in such Prospectuses. We also consent to the application of such report to the Financial Statement Schedule for the two years ended May 31, 1996 and the nine months ended February 28, 1997 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectuses.



PRICE WATERHOUSE LLP
Minneapolis, Minnesota
May 20, 1997